Exhibit 99.1

FOR IMMEDIATE RELEASE

GAMING PARTNERS INTERNATIONAL TO PRESENT AT THE
GOLDMAN SACHS AND DEUTSCHE BANK SECURITIES 2006
GAMING INVESTMENT FORUM

Las Vegas, Nevada, November 13, 2006 – Gaming Partners International Corporation (Nasdaq: GPIC) today announced that it will present at the Goldman Sachs and Deutsche Bank Securities 2006 Gaming Investment Forum in Las Vegas, Nevada.

Gerard Charlier, president and chief executive officer, will provide an overview of the business and financial highlights on Tuesday, November 14, 2006 at 11:00 am. PST.

To access the live webcast of this event, visit the Company’s website at www.gpigaming.com. The presentation will be archived on the Gaming Partners website for a period of 90 days.

About Gaming Partners International Corp.

GPIC manufactures and supplies (under the brand names of Paulson, Bourgogne et Grasset and Bud Jones) gaming chips including low frequency and high frequency RFID chips, jetons and plaques, low frequency RFID readers, wheels, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPIC is headquartered in Las Vegas, Nev., with offices in Beaune, France; San Luis, Mexico; Atlantic City, N.J.; and Gulfport, Miss. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Gaming Partners International plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.

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Gaming Partners International Contact:	KCSA Contacts:
Laura McAllister Cox	Todd Fromer / Lee Roth
702-384-2425	212-896-1215 / 1209
lmcox@gpigaming.com	tfromer@kcsa.com / lroth@kcsa.com

GAMING PARTNERS INTERNATIONAL USA, INC.

1700 Industrial Road, Las Vegas, NV 89102

Phone: 1-800-728-5766   -   Phone: 702-384-2425   -   Fax: 702-384-1965   -   www.gpigaming.com   -   ifor@gpigaming.com